ANNUAL REPORT
Chevy Chase Home Loan Trust 1997-1
$ 95,000,000 6.55% Asset Backed Certificates
For the Year Ended December 31, 2001




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          ____________ ___________ ___________ ________ ____________ _______
 Jan-2001     705,807     165,410      59,550    2.41%    1,212,634    4.10%
 Feb-2001     778,689     161,557      63,548    2.65%    1,306,353    4.53%
 Mar-2001     663,425     157,307      40,671    1.73%      918,954    3.26%
 Apr-2001   1,329,491     153,685      43,044    1.93%      981,264    3.66%
 May-2001     936,496     146,429       2,510    0.12%      842,908    3.26%
 Jun-2001   1,159,938     141,317      37,354    1.81%      797,927    3.23%
 Jul-2001     793,661     134,986      (6,297)  -0.32%      990,642    4.14%
 Aug-2001     863,359     130,654      33,215    1.73%    1,084,375    4.70%
 Sep-2001     905,767     125,941      10,683    0.58%    1,055,460    4.76%
 Oct-2001     676,758     120,997       7,103    0.40%    1,128,261    5.25%
 Nov-2001     869,657     117,303      14,245    0.83%    1,283,195    6.22%
 Dec-2001     679,642     112,556      14,858    0.89%    1,057,953    5.31%

          ____________ ___________ ___________
  Totals   10,362,689   1,668,141     320,484

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.